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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                 SCHEDULE 13G/A
                               (Amendment No. 1)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                             ROYAL PRECISION, INC.
                          -----------------------------
                                (Name of Issuer)

                    Common Stock, par value $.001 per share
                    ---------------------------------------
                         (Title of Class of Securities)


                                  780921-10-2
                                 --------------
                                 (CUSIP Number)

                                  October, 2000
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

     [ ]   Rule 13d-1(b)

     [X]   Rule 13d-1(c)

     [ ]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G/A
---------------------                                         ------------------
CUSIP NO. 780921-10-2                                         Page 2 of 11 Pages
---------------------                                         ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Richard P. Johnston
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [ ]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   United States of America
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    -0-
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     857,609
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       25,052
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    832,557
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   857,609
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   15.1%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

                                 SCHEDULE 13G/A
---------------------                                         ------------------
CUSIP NO. 780921-10-2                                         Page 3 of 11 Pages
---------------------                                         ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Jayne Johnston
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [ ]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   United States of America
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    -0-
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     857,609
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       -0-
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    832,557
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   832,557
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   14.6%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

                                 SCHEDULE 13G/A
---------------------                                         ------------------
CUSIP NO. 780921-10-2                                         Page 4 of 11 Pages
---------------------                                         ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Johnston Family Living Trust u/a dtd 4/11/94
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [ ]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Wyoming, United States of America
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    -0-
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     80,848
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       80,848
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    -0-
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   80,848
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   1.4%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   OO
   -----------------------------------------------------------------------------

                                 SCHEDULE 13G/A
---------------------                                         ------------------
CUSIP NO. 780921-10-2                                         Page 5 of 11 Pages
---------------------                                         ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Johnston Family Charitable Remainder Trust #3
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [ ]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Indiana, United States of America
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    -0-
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     751,709
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       751,709
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    -0-
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   751,709
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   13.2%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   OO
   -----------------------------------------------------------------------------

                                 SCHEDULE 13G/A
---------------------                                         ------------------
CUSIP NO. 780921-10-2                                         Page 6 of 11 Pages
---------------------                                         ------------------

ITEM 1(a). NAME OF ISSUER:

           Royal Precision, Inc.

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           15170 North Hayden Road, Suite 1
           Scottsdale, Arizona 85260

ITEM 2(a). NAME OF PERSON FILING:

     Richard P. Johnston, Jayne Johnston, Johnston Family Living Trust u/a dtd. 4/11/94 ("Johnston Living Trust") and Johnston Family Charitable Remainder Trust #3 ("Johnston Trust #3").

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

           Richard P. Johnston
           4350 Greens Place
           Wilson, Wyoming 83014

           Jayne Johnston
           4350 Greens Place
           Wilson, Wyoming 83014

           Johnston Family Living Trust u/a dtd. 4/11/94
           4350 Greens Place
           Wilson, Wyoming 83014

           Johnston Family Charitable Remainder Trust #3
           4350 Greens Place
           Wilson, Wyoming 83014


ITEM 2(c). CITIZENSHIP:

           Richard P. Johnston and Jayne Johnston are citizens of the United States of America.

           Johnston Family Charitable Remainder Trust #3 is domiciled in the State of Indiana.

           Johnston Family Living Trust is domiciled in the State of Wyoming.

ITEM 2(d). TITLE OF CLASS OF SECURITIES:

           Common Stock, par value $.001 per share

                                 SCHEDULE 13G/A
---------------------                                         ------------------
CUSIP NO. 780921-10-2                                         Page 7 of 11 Pages
---------------------                                         ------------------

ITEM 2(e). CUSIP NUMBER:

           780921-10-2

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A: (Not Applicable)

           (a) [ ] Broker or Dealer registered under section 15 of the Act,

           (b) [ ] Bank as defined in section 3(a)(6) of the Act,

           (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act,

           (d) [ ] Investment Company registered under Section 8 of the Investment Company Act,

           (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,

           (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; SEE 13d-1(b)(1)(ii)(F),

           (g) [ ] A Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G); SEE Item 7

           (h) [ ] A group, in accordance with ss.13d-1(b)(1)(ii)(H).

ITEM 4. OWNERSHIP.

        (a) Amount beneficially owned:

            Richard P. Johnston: 25,052 common shares subject to options exercisable within 60 days. Mr. Johnston is a trustee of the Johnston Trust #3 and the Johnston Living Trust. Mr. Johnston is reporting 751,709 common shares which are owned directly by the Johnston Trust #3 and 80,848 shares owned directly by the Johnston Living Trust. Mr. Johnston expressly declares that his filing of this Schedule 13G shall not be construed as an admission that he is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this Schedule 13G except for 25,052 common shares subject to options exercisable within 60 days which are owned directly by Mr. Johnston.

            Jayne Johnston: Mrs. Johnston is the spouse of Richard P. Johnston and a trustee of the Johnston Trust #3 and Johnston Living Trust. Mrs. Johnston is reporting 25,052 common shares which are subject to options exercisable within 60 days which are owned directly by Mr. Johnston, 751,709 shares owned directly by the Johnston Trust #3 and 80,848 shares owned directly by the Johnston Living Trust. Mrs. Johnston expressly declares that her filing of this Schedule 13G shall not be construed as an admission that she is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this Schedule 13G.

            Johnston Family Charitable Remainder Trust #3: 751,709 common shares.

                                 SCHEDULE 13G/A
---------------------                                         ------------------
CUSIP NO. 780921-10-2                                         Page 8 of 11 Pages
---------------------                                         ------------------

            Johnston Family Living Trust: 80,848 common shares.

        (b) Percent of class:

            Richard P. Johnston: 15.1%
            Jayne Johnston: 14.6%
            Johnston Family Charitable Remainder Trust #3: 13.2%
            Johnston Living Trust: 1.4%


        (c) Number of shares as to which such person has:

            Richard P. Johnston

            (i)   Sole power to vote or to direct the vote: 0
            (ii)  Shared power to vote or to direct the vote: 857,609
            (iii) Sole power to dispose or to direct the disposition of: 25,052
            (iv)  Shared power to dispose or to direct the disposition of:
                  832,557

            Jayne Johnston

            (i)   Sole power to vote or to direct the vote: 0
            (ii)  Shared power to vote or to direct the vote: 857,609
            (iii) Sole power to dispose or to direct the disposition of: 0
            (iv)  Shared power to dispose or to direct the disposition of:
                  832,557

            Johnston Family Living Trust:

            (i)   Sole power to vote or to direct the vote: 0
            (ii)  Shared power to vote or to direct the vote: 80,848
            (iii) Sole power to dispose or to direct the disposition of: 80,848
            (iv)  Shared power to dispose or to direct the disposition of: 0

            Johnston Family Charitable Remainder Trust #3:

            (i)   Sole power to vote or to direct the vote: 0
            (ii)  Shared power to vote or to direct the vote: 751,709
            (iii) Sole power to dispose or to direct the disposition of: 751,709
            (iv)  Shared power to dispose or to direct the disposition of: 0

                                 SCHEDULE 13G/A
---------------------                                         ------------------
CUSIP NO. 780921-10-2                                         Page 9 of 11 Pages
---------------------                                         ------------------

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

        Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

        Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

        Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

        Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

        Not applicable.

                                 SCHEDULE 13G/A
---------------------                                        -------------------
CUSIP NO. 780921-10-2                                        Page 10 of 11 Pages
---------------------                                        -------------------

ITEM 10. CERTIFICATION.

     By signing below the undersigned certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                   /s/ Richard P. Johnston
                                   ---------------------------------------------
                                   (Signature)

                                   Richard P. Johnston
                                   ---------------------------------------------

                                   November 8, 2000
                                   ---------------------------------------------
                                   (Date)


                                   /s/ Jayne Johnston
                                   ---------------------------------------------
                                   (Signature)

                                   Jayne Johnston
                                   ---------------------------------------------

                                   November 8, 2000
                                   ---------------------------------------------
                                   (Date)


                                   Johnston Family Living Trust

                                   By: /s/ Richard P. Johnston
                                       -----------------------------------------
                                       (Signature)

                                   Richard P. Johnston
                                   ---------------------------------------------

                                   November 8, 2000
                                   ---------------------------------------------
                                   (Date)


                                   Johnston Family Charitable Remainder Trust #3

                                   By: /s/ Richard P. Johnston
                                       -----------------------------------------
                                       (Signature)

                                   Richard P. Johnston
                                   ---------------------------------------------

                                   November 8, 2000
                                   ---------------------------------------------
                                   (Date)

                                 SCHEDULE 13G/A
---------------------                                        -------------------
CUSIP NO. 780921-10-2                                        Page 11 of 11 Pages
---------------------                                        -------------------

                                  EXHIBIT INDEX


                 Exhibit                   Description
                 -------                   -----------

                    1           Statement Pursuant to Rule 13d-1(k)(1)